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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-99983, 33-61091, 33-42211, 333-42338 and 333-115662 on Form S-8 of The
Lubrizol Corporation of our reports dated March 2, 2005, relating to the financial statements and financial statement schedule of The Lubrizol Corporation (which reports express unqualified opinions and include explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 142 in 2002) and management's report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of The Lubrizol Corporation for the year ended December 31, 2004.

        /s/Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
Cleveland, Ohio
March 2, 2005